EX-99.B

PRESIDENT'S LETTER
                        [LETTERHEAD OF ENB APPEARS HERE]


                               October ___, 1996

Dear Shareholders:


     You are cordially invited to attend the Special Meeting of Shareholders of Enterprise National Bank of Jacksonville ("ENB") to be held on December 11, 1996 at 10:00 A.M., local time, at ENB's main offices located at 4190 Belfort Road, Jacksonville, Florida.

     At the Special Meeting, the shareholders of ENB will consider and vote upon a proposal to approve an Agreement and Plan of Merger ("Merger Agreement") pursuant to which ENB will merge (the "Merger") with and into Compass Bank ("Compass Bank"), a Florida banking corporation and a wholly owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass"). Your Board of Directors has determined that the Merger is in the best interests of ENB and its shareholders and unanimously recommends that you vote "FOR" approval of the Merger.

     Under the Merger Agreement, each common shareholder of ENB will receive shares of Compass common stock in exchange for all his or her shares of ENB common stock. The number of shares of Compass common stock that will be exchanged for each share of ENB common stock will be determined by applying the formula set forth in the Merger Agreement and discussed in the Proxy Statement/Prospectus which accompanies this letter.

     Consummation of the Merger is subject to certain conditions, including the approval and adoption of the Merger Agreement by ENB's shareholders and approval by various regulatory agencies. The terms of the Merger are described in detail in the Proxy Statement/Prospectus that follows. I urge you to read this document as you consider your vote.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. THE AFFIRMATIVE VOTE OF TWO-THIRDS (2/3) OF THE OUTSTANDING SHARES OF ENB COMMON STOCK ARE REQUIRED TO APPROVE THE MERGER AGREEMENT. CONSEQUENTLY, THE FAILURE TO VOTE WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER. IT IS ESSENTIAL THAT YOU TAKE THE TIME TO CONSIDER AND TO VOTE UPON THIS SIGNIFICANT MATTER AND THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING.

     On behalf of the Board of Directors, I thank you for your investment in ENB, and for your serious consideration of the important matter at hand.


                                    Sincerely yours,



                                    Bennett Brown,
                                    President